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                                                                      EXHIBIT 99

Review Report of Independent Certified Public Accountants


To the Board of Directors and Shareholders of Southeastern Banking Corporation:

          We have reviewed the consolidated balance sheet of Southeastern Banking Corporation and its subsidiaries as of June 30, 2001 and the related consolidated statements of income for the three and six month periods ended June 30, 2001 and 2000, and the related condensed consolidated statements of changes in shareholders' equity and cash flows for the six months ended June 30, 2001 and 2000 included in the accompanying Securities and Exchange Commission Form 10-Q for the period ended June 30, 2001. These financial statements are the responsibility of the Company's management.

          We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

          Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

          We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated January 30, 2001, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2000 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.



Atlanta, Georgia
August 14, 2001